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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made this 20th day of February, 1996 by and among: (A) CHESAPEAKE SECURITIES, INC., a Delaware corporation ("Buyer"); (B) NOBLE BROADCAST OF SAN DIEGO, INC., a California corporation ("Noble San Diego"); (C) SPORTS RADIO, INC., a California corporation ("Sports Radio"); and (D) NOBLE BROADCAST CENTER, INC., a California corporation ("Broadcast Center"). Noble San Diego, Sports Radio and Broadcast Center are each sometimes referred to herein as a "Seller", and Noble San Diego, Sports Radio and Broadcast Center are sometimes referred to collectively herein as "Sellers".

                                    RECITALS

         WHEREAS, Sellers own and employ various assets in connection with the provision of programming to, and the sale of advertising time for broadcast by, radio stations XETRA-AM and XETRA-FM (together the "Stations" and each individually a "Station") owned by Radiodifusora Del Pacifico, S.A. ("R.D.P."); and

         WHEREAS, Sellers desire to sell, and Buyer desires to purchase, substantially all of the assets and assume certain obligations associated with R.D.P.'s operation of the Stations, all on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                               PURCHASE OF ASSETS

         1.1 Transfer of Assets. On the terms and subject to the conditions hereof and subject to Section 1.2, Sellers hereby sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby purchases and assumes from Sellers, all of the right, title and interest of Sellers in and to substantially all of the assets, properties, interests and rights of Sellers of whatsoever kind and nature, real and personal, tangible and intangible, owned or leased by Sellers as the case may be, wherever situated, which are associated with the provision of programming to, and the sale of advertising time for broadcast by, the Stations (the "Stations Assets"), including but not limited to all of Sellers' right, title and interest in and to the assets, properties, interests and rights described in this Section 1.1:

                 1.1.1 all equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and all other tangible personal property of every kind and description, and


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Sellers' rights therein, owned, leased or held by Sellers and used or useful in connection with the operations of the Stations;

                 1.1.2 the following contracts (together, the "Operations Contracts"): (A) all agreements for the sale of advertising time on the Stations; (B) all contracts which are for consideration other than cash, such as merchandise, services or promotional consideration arising in the ordinary course of business consistent with the past practices of Sellers (including without limitation, the trade agreement pursuant to which Noble San Diego occupies Suites 280G and 280H at the Airport Executive Suites in Orange County, California); and (C) miscellaneous contracts entered into in the ordinary course of the Sellers business of providing programming to, and the sale of advertising time for broadcast by, the Stations or owning the real property described in
Section 1.1.11 below;

                 1.1.3 all of the employment agreements for the employees of Sellers;

                 1.1.4 the following real estate leases (the "Real Estate Contracts"): (A) that certain Lease Agreement between Broadcast Media Center and Noble San Diego, dated August 15, 1995, with respect to which Noble San Diego is granted a subleasehold interest in certain office and studio space located at 6430 Sunset Blvd, Suite 650, Los Angeles, California; (B) Standard Industrial Lease between Noble Broadcast Center, Inc. as Landlord and Noble Broadcast Group, Inc. as Tenant, dated January 1, 1996, for three offices suites on the second floor at 4891 Pacific Highway, San Diego, California; (C) Standard Industrial Lease dated December 30, 1991 between Noble Broadcast Center, Inc. as Landlord and Noble Broadcast of San Diego, Inc. as Tenant, for the first floor (excluding conference room and lobby) for offices at 4891 Pacific Highway, San Diego, California; (D) Standard Sublease dated December 30, 1991 between Noble Broadcast of San Diego, Inc. as Sublessor and Sports Radio, Inc. as Sublessee, for approximately 1,926 sq.ft. on the first and second floor of the office building located at 4891 Pacific Highway, San Diego, California; and (E) Standard Industrial Lease dated January 1, 1996 between Noble Broadcast Center, Inc. as Landlord and Nova Marketing Group, Inc. as Tenant, dated January 1, 1996, for 2 rooms and 2 offices on the second floor at 4891 Pacific Highway, San Diego, California.

                 1.1.5 the following contracts (collectively,the "Major Contracts"): (A) Exclusive Sales Agency Agreement, dated May 12, 1978, between R.D.P. and Noble San Diego (f/k/a Noble Multimedia Communications, Inc.), as successor in interest to X-TRA Radio America, Inc., as amended by a certain Amendment to Exclusive Sales Agency Agreement, dated as of November 1, 1986, by and between R.D.P. and Noble San Diego (the "Sales Agency Agreement"); (B) Option Agreement, dated January 13, 1986, by and among Ana T. Noble, Edward J. Noble, Jr., Robert P. Noble, Monica Noble da Villabolos and Rudolfo Villabolos, as Shareholders, and John T.


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Lynch, as Optionee; John T. Lynch assigned his rights in such Option Agreement to Noble San Diego pursuant to an Assignment of Option Agreement, dated August 18, 1995; (C) Radio Broadcast Agreement, dated as of September 10, 1994, by and between Sports Radio, Inc. and LAK Acquisition Corp. (the "Kings Contract"); (D) Radio Broadcast/Sports Marketing Agreement, dated July 18, 1995, between Noble Broadcast Group dba Cardinal Marketing Group and The Board of Trustees of The Leland Stanford Junior University (the "Stanford Contract"); (E) Agreement, dated as of June 1, 1994, between Sports Radio, Inc. and The Regents of the University of California; (F) Agreement, dated September 10, 1986, as amended on November 15, 1987, December 31, 1990 and March 18, 1993, between Chargers Football Company and Sports Radio, Inc. as successor in interest to Noble Broadcast of San Diego, Inc. (G) Program License Agreement, dated as of January 27, 1995, by and between Sagittarius Broadcasting Corporation, One Twelve, Inc. and Noble Broadcast Group, Inc. (the "Stern Contract"); (H) Memorandum from Mike Glickenhaus to David Freedman, Esq., dated September 28, 1994 regarding the Jim Rome Show (Van Smack, Inc.); and (I) Skystar Channel Service Agreement between GTE Spacenet Corporation and Noble Broadcast of San Diego, Inc., dated February 9, 1989, as amended by an Amendment No. 1 (letter dated February 2, 1989) and an Amendment No. 2 dated September 22, 1992 (the "Skystar Contract"). The Operations Contracts, the Employment Contracts, the Real Estate Contracts and the Major Contracts are referred to collectively herein as the "Contracts" and sometimes each individually as a "Contract."

                 1.1.6 all accounts receivable arising prior to the Closing Date (as defined in Section 4.1) in connection with the operation of the Stations, including but not limited to accounts receivable for advertising revenues for programs and announcements performed prior to the Closing Date and other broadcast revenues for services performed prior to the Closing Date (the "Accounts Receivable");

                 1.1.7 all of Seller's rights in and to any call letters, trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, computer software, programs and programming material of whatever form or nature, jingles, slogans, the Stations' logos and all other logos or licenses to use same and all other intangible property rights of Sellers, which are used or useful in connection with the operation of the Stations;

                 1.1.8 all of Sellers' rights in and to all the files, documents, records, and books of account relating to the operation of the Stations or to the Stations Assets, including, without limitation, the Stations' local public files, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers,


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promotional materials, credit and sales reports and filings with any federal, state, local or foreign governmental or administrative agency, court, or other authority (each, a "Governmental Entity" and collectively, "Governmental Entities"), all written Contracts to be assigned hereunder, logs, software programs and books and records relating to employees, financial, accounting and operation matters (other than duplicate copies of such files, records, books of account, written contracts, logs, software programs and books and records relating to employees, financial, accounting and operational matters which Seller may elect to retain ("Duplicate Records")), but excluding records relating solely to any Excluded Asset (as hereinafter defined);

                 1.1.9 all of Seller's rights under manufacturers' and vendors' warranties relating to items included in the Stations Assets and all similar rights against third parties relating to items included in the Stations Assets;

                 1.1.10 all insurance proceeds or claims for insurance proceeds made by Sellers relating to Stations Assets purchased by Buyer hereunder and which proceeds have not been applied to the repair, replacement or restoration of such Stations Assets by Sellers prior to the Closing Date (as hereinafter defined);

                 1.1.11 all real property owned in fee by Sellers together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon, and which property includes only that real property commonly known as 4891 Pacific Highway, San Diego, California;

                 1.1.12 all goodwill associated with the operation of the Stations; and

                 1.1.13 except for Excluded Assets, such other assets, properties, interests and rights owned by Sellers that are used or useful in connection with the operation of the Stations.

                          Sellers agree that the Stations Assets are being
transferred to Buyer hereby free and clear of all debts, security interests, mortgages, trusts, claims, pledges or other liens, liabilities, encumbrances or rights of third parties whatsoever except liens for taxes not yet due and payable and rights of third parties under the Contracts.

         1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Stations Assets do not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

                 1.2.1 all cash and cash equivalents of Sellers on hand and/or in banks;


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                 1.2.2 with respect to each Seller, their corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of such Seller as well as any other records or materials relating to such Seller generally and not involving or relating to the Stations Assets or the operation or operations of the Stations;

                 1.2.3  contracts of insurance;

                 1.2.4 all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Sellers;

                 1.2.5 any shares of stock of Sports Radio and Nobro S.C., a Mexican corporation ("Nobro") owned by Noble San Diego;

                 1.2.6 any shares of stock of Nobro S.C. and Sports Radio Broadcasting, Inc., a California corporation owned by Sports Radio;

                 1.2.7 any permits issued by the Federal Communications Commission pursuant to Section 325(c) of the Communications Act of 1934, as amended ("Section 325(c) Permit") and held by Sellers; and

                 1.2.8  any Duplicate Records.

                                    ARTICLE 2
                            ASSUMPTION OF OBLIGATIONS

         2.1 Assumption of Obligations. Buyer hereby assumes the obligations of Sellers arising or to be performed on or after the Closing Date (except to the extent such obligations arise out of activities, events or transactions occurring, or conditions existing, on or prior to the Closing Date) under: (A) the Operations Contracts; (B) the Employment Contracts; (C) the Real Estate Contracts; and (D) the Major Contracts. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

         2.2 Retained Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly does not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of or in connection with the consummation of the transactions contemplated hereby or thereby, to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of Sellers of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or


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not disclosed to Buyer (including without limitation any intercompany indebtedness), other than the Assumed Liabilities. Sellers will retain and pay, satisfy, discharge and perform in accordance with the terms thereof, all liabilities and obligations of Sellers, other than the Assumed Liabilities, including but not limited to, the obligation to assume, perform, satisfy or pay any liability, obligation, agreement, debt, charge, claim, judgment or expense incurred by or asserted against Sellers related to taxes (except as expressly provided for in the Stock Agreement (as defined in Article 5 hereof)), environmental matters, employment contracts (other than the "Employment Contracts), employee benefits, severance of employees (except as expressly provided for in the Stock Agreement), product liability or warranty, negligence, contract breach or default, or other obligations, claims or judgments asserted against Buyer as successor in interest to Sellers. All of such liabilities, obligations and commitments of Sellers described in this Section 2.2 shall be referred to herein collectively as the "Retained Liabilities."

                                    ARTICLE 3
                                  CONSIDERATION

         3.1 Delivery of Consideration. In consideration for the sale of the Stations Assets to Buyer, in addition to the assumption of certain obligations of Sellers pursuant to Section 2.1 above, Buyer shall, at the Closing (as hereinafter defined), deliver to Sellers Forty Three Million Five Hundred Thousand Dollars ($43,500,000) (the "Purchase Price"), which includes amounts paid for the Accounts Receivable. The Purchase Price shall be payable by wire transfer of immediately available funds.

         3.2 Proration of Income and Expenses; Trade Agreements Adjustment.

                 3.2.1 Except as otherwise provided herein, all prepaid and deferred income and expenses relating to the Stations Assets or the Assumed Liabilities and arising from the conduct of the business and operations of the Stations shall be prorated between Buyer and Sellers in accordance with generally accepted accounting principles as of 11:59 p.m., San Diego, California time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes, business and license fees, music and other license fees, utility expenses, amounts due under the Operations Contracts, the Employment Contracts, the Real Estate Contracts and the Major Contracts, rents and similar prepaid and deferred items. Real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.


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                 3.2.2 Except as otherwise provided herein, the prorations and adjustments contemplated by this Section 3.2, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days of the Closing Date. In the event of any disputes between the parties as to such prorations and adjustments, the amounts not in dispute shall nonetheless be paid at the Closing and such amounts in dispute shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Sellers and one-half by Buyer.

         3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in a manner determined by Buyer based upon an appraisal prepared by an appraiser selected by Buyer. Sellers and Buyer agree to use the allocations determined by Buyer for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

                                    ARTICLE 4
                                     CLOSING

         4.1 Closing. The consummation of the transactions contemplated hereby (the "Closing") is being held simultaneously with the execution hereof on the date first written above (the "Closing Date") commencing at 8:00 a.m. eastern time in the offices of Graydon, Head & Ritchey in Cincinnati, Ohio.

         4.2 Time Brokerage Agreement. At the Closing, Buyer and Noble
San Diego and Sports Radio (together, "Permittee") shall enter into a mutually acceptable Time Brokerage Agreement (the "Time Brokerage Agreement") pursuant to which Permittee shall deliver Buyer's programming for broadcast by the Stations during the term thereof. Permittee shall cooperate fully with Buyer, and shall fully perform their obligations under the Time Brokerage Agreement during the term thereunder.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Simultaneously with the execution hereof and at the Closing, Jacor Communications, Inc. (the parent company of Buyer) ("Jacor") and Noble Broadcast Group, Inc. (the ultimate parent company of each of Sellers) ("Noble"), among others, are entering into a certain Stock Purchase and Stock and Warrant Redemption Agreement (the "Stock Agreement") providing for, among other things, the purchase by Jacor of all of the issued and outstanding capital stock of Noble. Each Seller acknowledges and agrees that Buyer is entering into this Agreement in reliance upon the "Sellers


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Representations and Warranties" and the "Company's Representations and
Warranties" each as defined and set forth in the Stock Agreement. In order to further induce Buyer to enter into this Agreement, Sellers jointly and severally make all of the representations and warranties that Noble makes to Jacor in the Stock Agreement, as the same may be qualified, as indicated in the Stock Agreement, by information disclosed in the Disclosure Letter (as defined in the Stock Agreement) (the "Sellers Representations and Warranties"). The Sellers Representations and Warranties shall be true and correct in all respects as of the date hereof subject to the provisions hereof regarding the expiration thereof.

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer acknowledges and agrees that Sellers are entering into this Agreement in reliance upon the "Buyer's Representations and Warranties" as defined and set forth in the Stock Agreement. In order to further induce Sellers to enter into this Agreement, Buyer hereby makes all of the Buyer's Representations and Warranties to Sellers (the "Buyer's Representations and Warranties"). The Buyer's Representations and Warranties shall be true and correct in all respects as of the date hereof subject to the provisions hereof regarding the expiration thereof.

                                    ARTICLE 7
                              GOVERNMENTAL CONSENTS

         7.1 Required Filings and Approvals. From and after the Closing,
Buyer and Sellers shall cooperate with each other in promptly making any filings and seeking any approvals, if any, required to be made with or obtained from any federal, state, local or foreign governmental or administrative agency, court, or other authority (each, a "Governmental Entity" and collectively, "Governmental Entities") in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and in promptly making all such filings and promptly seeking the related consents, approvals, permits or authorizations from such Governmental Entities.

                                    ARTICLE 8
                               FURTHER AGREEMENTS

         8.1 Confidentiality. Except as expressly provided in the Stock Agreement, no party hereto shall make any press releases, public statements or announcements concerning the transactions contemplated hereby.


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         8.2 Accounts Receivable. Sellers acknowledge that all Accounts
Receivable are being sold by Sellers to Buyer hereunder. From and after the Closing Date, Sellers agree to use reasonable efforts to assist Buyer in collection of the Accounts Receivable in the normal and ordinary course of business. Neither Sellers nor their agents shall make any direct solicitation of any account debtor for collection purposes or institute litigation for the collection of amounts due without the prior consent of Buyer. Sellers shall be immediately turn over to Buyer any amounts relating to the Accounts Receivable that are paid directly to Sellers. Buyer agrees to promptly apply amounts received upon collection of the Accounts Receivable to the payment of Sellers' accounts payable arising in connection with the operation of the Stations prior to the Closing Date.

         8.3 Consents to Assignment. At the Closing, Sellers are delivering to Buyer consents to the assignment by Sellers to Buyer of the Stern Contract and the Skystar Contract. As of the Closing, no consents have yet been obtained with respect to the assignment to Buyer of any of the other Contracts, and Sellers represent that no such consents are required other than for assignment of the Kings Contract and Stanford Contract. Nonetheless, to the extent that any such Contract is not capable of being sold, assigned, transferred, conveyed or delivered without the consent, release or waiver of any third person (including any Governmental Entity), or if such sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, conveyance or delivery or an attempted sale, assignment, transfer, conveyance or delivery thereof; rather, in such cases, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Sellers to Buyer of all of Sellers' rights, benefits, title and interest in and to such Contract, and where necessary or appropriate, Buyer shall be deemed to be Sellers' agent for the purpose of completing, fulfilling and discharging all of Sellers' rights and liabilities arising after the Closing Date thereunder. Sellers shall use their best efforts to provide Buyer with the financial and business benefits of any such Contract (including, without limitation, permitting Buyer to enforce any rights of Sellers arising thereunder), and Buyer shall, to the extent Buyer is provided with the benefits thereof, assume and perform and in due course pay and discharge all debts, obligations and liabilities of Sellers thereunder to the extent that Buyer was to assume those obligations pursuant to the terms hereof. Sellers and Buyer together shall use their best efforts to obtain any third party consents necessary for the assignment of any such Contract.

         8.4 Transfer Taxes and Similar Charges. All costs of transferring the Stations Assets in accordance with this Agreement,


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including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be paid by Buyer.

         8.5 Governmental Filing or Grant Fees. Any filing or grant fees imposed by any Governmental Entity the consent of which or the filing with which is required for the consummation of the transactions contemplated hereby shall be paid as provided in Section 8.1 of the Stock Agreement.

         8.6 Indemnification and Escrow Agreement. Simultaneously with the execution hereof and at the Closing, Jacor and Noble, among others, are entering into a certain Indemnification and Escrow Agreement (the "Indemnification and Escrow Agreement") providing for, among other things, the terms, conditions and procedures applicable to all claims for indemnity arising out of any Buyer Escrow Indemnified Claim, Buyer Non-Escrow Indemnified Claim or Seller Indemnified Claim (each as defined in the Indemnification and Escrow Agreement); all such claims arising under this Agreement shall be determined solely pursuant to the provisions of the Indemnification and Escrow Agreement, and no separate claim or cause of action arising out of any Buyer Escrow Indemnified Claim, Buyer Non-Escrow Indemnified Claim or Seller Indemnified Claim may be maintained.

         8.7 Survival of Representations, Etc. It is the express intention and agreement of the parties to this Agreement that: (A) all covenants and agreements (together, "Agreements") and all representations and warranties (together, "Warranties") made by Buyer and Sellers in this Agreement shall survive (regardless of any knowledge, investigation, audit or inspection at any time made by or on behalf of Buyer or any Seller) as follows:

                  8.7.1 The Agreements shall survive the Closing without limitation.

                  8.7.2 The Warranties shall only survive the Closing for a period of twelve (12) months from the Closing Date.

                  8.7.3 The right of any party to recover Damages (as defined in the Indemnification and Escrow Agreement) as to any specific matter for which indemnification is sought shall not be affected by the expiration of any Warranties as set forth herein, provided that a Claim Notice (as defined in the Indemnification and Escrow Agreement) with respect to such matter has been given by the indemnified party to the indemnifying party prior to such expiration and prior to the expiration of the indemnifying parties' obligations under the Indemnification and Escrow Agreement and subject to the terms of the Indemnification and Escrow Agreement.

                 8.7.4 Notwithstanding any provision hereof to the contrary, there shall be no contractual time limit in which Buyer or Sellers may bring any action for actual fraud (a "Fraud


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Action"), regardless of whether such actual fraud also included a breach of any
Agreement or Warranty; provided, however, that any Fraud Action must be brought within the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

                                    ARTICLE 9
                      DOCUMENTS TO BE DELIVERED AT CLOSING

         9.1 Sellers Documents. At the Closing, Sellers are delivering or causing to be delivered to Buyer the following:

                  9.1.1 Such certificates, bills of sale, general warranty deeds, assignments, documents of title and other instruments of conveyance, assignment and transfer (including without limitation any necessary consents to conveyance, assignment or transfer of the Stern Contract and Skystar Contract), and lien releases, all in form satisfactory to Buyer and Buyer's counsel, as shall be effective to vest in Buyer good, marketable and insurable title in and to the Assets, free, clear and unencumbered.

                  9.1.2 Originals and all copies of all records required to be maintained by any Governmental Entity with respect to the Stations and Stations Assets shall be left at the Stations and thereby delivered to Buyer;

                  9.1.3 The Time Brokerage Agreement;

                  9.1.4 A satisfactory legal opinion from Gray, Cary, Ware & Freidenrich; and

                  9.1.5 Such additional information, materials, agreement, documents and instruments as Buyer and its counsel may reasonably request.

         9.2 Buyer's Documents. At the Closing, Buyer is delivering or causing to be delivered to Sellers the following:

                  9.2.1 The Time Brokerage Agreement;

                  9.2.2 A satisfactory legal opinion from Graydon, Head &
Ritchey;

                  9.2.3 The Purchase Price in accordance with Section 3.1 hereof; and

                  9.2.4 Such additional information, materials, agreement, documents and instruments as Sellers and their counsel may reasonably request.


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                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

         10.1 Certain Interpretive Matters and Definitions. Unless the context otherwise requires: (a) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (b) each term defined in this Agreement has the meaning assigned to it; (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof; (d) "or" is disjunctive but not necessarily exclusive; (e) words in the singular include the plural and vice versa; (f) the term "Affiliate" has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended; and (g) all references to "$" or dollar amounts will be to lawful currency of the United states of America.

         10.2 Further Assurances. If at any time, and from time to time, after the Closing, any party reasonably determines that any further conveyance, assignment or other document or any further action is necessary or desirable to carry out the purposes of and to make effective the transactions contemplated by this Agreement, the parties agree to execute and deliver all such instruments and take all such actions as may be reasonably necessary or advisable for such purpose.

         10.3 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other parties hereto, except for any assignment to an Affiliate of Buyer in which case Buyer shall remain obligated hereunder as an assignor.

         10.4 Amendments. This Agreement may be modified or amended only by a writing duly executed by Buyer and Sellers, which modification or amendment shall be binding upon all of the parties hereto.

         10.5 Waivers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

         10.6 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (but not including the choice-of-laws rules thereof).


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         10.8 Sellers Representative. Each Seller hereby appoints John
T. Lynch as their agent and representative (the "Sellers Representative") for the purposes of acting for and binding such Seller for all purposes of this Agreement, including, without limitation: (i) amending, restating, supplementing, terminating or otherwise modifying this Agreement or any Ancillary Document or making any waivers on behalf of Sellers pursuant hereto or thereto; and (ii) settling of any controversies or disagreements between Buyer and/or Sellers hereunder; and (iii) receiving or giving any notices to or from Sellers hereunder; and (iv) communicating on behalf of Sellers with the Buyer as to any matters relating to this Agreement. Buyer shall be entitled to presumptively rely without further inquiry upon all acts of, and communications from, Sellers Representative as being the authorized actions and communications of the Sellers Representative as approved by Sellers.

         10.9 Notices. All notices, demands or other communications which may be or are required to be given by any party to any other party pursuant to this Agreement, shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, national overnight express, telegram or facsimile transmission, addressed as follows:

              10.9.1        If to Buyer:

                            Jacor Communications, Inc.
                            1300 PNC Center
                            201 East Fifth Street
                            Cincinnati, Ohio  45202
                            Attention:  Randy Michaels
                            Fax:  (513) 621-6087

                    with a copy (which shall not constitute notice) to:

                            Graydon, Head & Ritchey
                            1900 Fifth Third Center
                            511 Walnut Street
                            Cincinnati, Ohio  45202
                            Attention:  John J. Kropp, Esq.
                            Fax:  (513) 651-3836

              10.9.2        If to Sellers, Sellers Representative as follows:

                            John T. Lynch
                            1508 Uno Verde Court
                            Solana Beach, California 92075
                            Fax:  (619) 481-3269


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                          with a copy (which shall not constitute notice) to:

                                  Gray, Cary, Ware & Freidenrich
                                  401 B Street, Suite 1700
                                  San Diego, California 92101-4297
                                  Attention:  J. Terence O'Malley, Esq.
                                  Fax:  (619) 236-1048

until such time as either party notifies the other of a change of address. Each notice or other communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger or telefax transmission log being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         10.10 Counterparts. This Agreement may be executed in as many counterparts as may be required, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but a single agreement.

         10.11 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         10.12 Severability. Wherever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision of this Agreement is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.


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                 IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date and year first above written.

                                           CHESAPEAKE SECURITIES, INC.

                                           By:___________________________

                                           Its:__________________________

                                           NOBLE BROADCASTING OF SAN DIEGO, INC.

                                           By:___________________________

                                           Its:__________________________

                                           SPORTS RADIO, INC.

                                           By:___________________________

                                           Its:__________________________

                                           BROADCAST CENTER, INC.

                                           By:___________________________

                                           Its:__________________________


                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT


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